Exhibit 99.1

[KPMG LOGO]

KPMG LLP

Suite 1200

300 Convent

San Antonio, TX 78205

March 8, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549-0801

Ladies and Gentlemen:

KPMG LLP was previously engaged as principal accountant to audit the consolidated financial statements of Lancer Corporation (“the Registrant”) as of and for the years ended December 31, 2003, 2002, 2001, and 2000. On February 2, 2004, KPMG resigned from the audit engagement prior to the completion of its reviews for the quarters ended June 30, 2003 and September 30, 2003 and of its audit for the year ended December 31, 2003.  Additionally, on February 4, 2004, KPMG advised the Registrant that it should advise anyone who Registrant believes is relying on, or who is likely to rely on, the Registrant’s financial statements and KPMG’s audit reports thereon that KPMG had withdrawn its December 31, 2002, 2001 and 2000 audit reports and that the financial statements and related audit reports should no longer be relied upon.  The Registrant filed information relating to KPMG’s resignation in a Form 8-K dated February 10, 2004.  On February 20, 2004, KPMG provided the Registrant with a letter stating its agreements and disagreements with the statements made in the Registrant’s Form 8-K dated February 10.  The Registrant filed an amended Form 8-K dated February 24, 2004, attaching and responding to KPMG’s letter dated February 20.  KPMG has read the Registrant’s statements included under Item 4 of its amended Form 8-K dated February 24, and it is not in a position to agree or disagree with such statements, except as follows.

KPMG agrees with the following statements:

•      “The failure of the invoices to explicitly refer to the agreement to which they related was a subject of the Audit Committee’s investigation.  The investigation found that the agreement and the invoices issued pursuant to it were poorly written, ambiguous and problematic in a number of respects.”

•      “The investigation included allegations in news reports of improper personal use of corporate assets by corporate officers.  The investigation found that some personal use of Company resources took place, including instances of Lancer employees doing work at George Schroeder’s houses on Company time: personal use of warehouse space leased by the Company; and uses of other Lancer resources, such as printing and supplies.”

[KPMG LOGO] [ILLEGIBLE]

•      “The issuance and approval of the loans to George Schroeder and Jud Schroeder was a subject of the Audit Committee’s investigation.  The investigation identified two instances in which checks made out to George Schroeder were signed by him and found that there is no documentation of board approval for some of the loans made to George Schroeder and Jud Schroeder.  The Audit Committee concluded that the Company has in the past done a poor job of handling and documenting management loans.”

•      “The investigation did not identify any issues with respect to the disclosure of these loans, except as follows.  In the 1998 Proxy Statement, although the disclosure appears to accurately state the amount of outstanding notes, the disclosure incorrectly describes some of the terms of the outstanding affiliated promissory notes.  The Form 10-Q for the second quarter of 1999 contained a line item in the Company’s balance sheet for long-term receivables which correctly identified the total balance sheet amount for that item for the second quarter of 1999 as $755,138, but contained an incorrect amount in a parenthetical reference for the portion of the long term receivables due from affiliates.  The amount set forth in the parenthetical as ‘due from affiliates’ for the second quarter of 1999 was listed as $416,457 when the correct amount was $491,457.”

•      “The investigation identified problems associated with the Company’s record keeping, including disorganized electronic records, backup tapes that were mislabeled or unusable, instances of the back-up function failing to occur, disorganized paper documents, and missing documentation.”

•      “Among the accounting matters that were the subject of the investigation were various instances of reissuing invoices in response to customer requests at Lancer de Mexico S.A. de C.V., a subsidiary of Lancer Corp. located in Monterrcy, Mexico.  This subsidiary distributes fountain dispensing and other equipment within Mexico.  Lancer de Mexico has average annual sales in the range of $6 million, or about 6% of total annual sales of Lancer.  The investigation determined that since at least 1998, the subsidiary has engaged in a practice of issuing revised and redated invoices in response to customer requests, some of which were issued in a different quarter or year from the original issue date.”

•      “With respect to the matters discussed in this amendment to the Form 8-K, the Audit Committee has authorized KPMG to respond fully to inquiries of any successor accountant.”

KPMG disagrees with the following statement:

•      With respect to the transaction between the Registrant and Coca-Cola North America Fountain, “the investigation did not identify evidence to support the claim that there was any intent by the Company to misdescribe the transaction in the invoices or to use them to deceive anyone at Coke.”

Very truly yours,

/s/ KPMG LLP